EXHIBIT 10.9

Summary Description of the Compensation of
Non-Employee Directors of TETRA Technologies, Inc.

On December 12, 2014, the Board of Directors elected not to modify for the 2015 fiscal year the amounts of monthly cash retainers that were effective as of January 1, 2014, paid to directors who are not officers or employees of TETRA Technologies, Inc. (Non-Employee Directors). Directors who are also officers or employees of TETRA Technologies, Inc. (the Company) do not receive any compensation for duties performed as Directors.

Each Non-Employee Director other than our Chairman of the Board, Ralph S. Cunningham, receives the following cash compensation:

•	Monthly cash retainer of $4,167.

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Meeting fees of $1,500 for each Board meeting attended. In addition, members of the Audit Committee, Management and Compensation Committee, and Nominating and Corporate Governance Committee receive meeting fees of $1,500 for each committee meeting attended. All meeting fees are payable on the date of the meeting.

Dr. Cunningham receives a monthly cash retainer of $11,000. Dr. Cunningham receives no additional compensation for attending meetings of the committees or the Board or for serving as our Chairman of the Board. Additional annual cash retainers of $10,000 are paid to the chairmen of the Management and Compensation Committee and the Nominating and Corporate Governance Committee. An additional annual cash retainer of $15,000 is paid to the chairman of the Audit Committee. All additional cash retainer amounts are payable in quarterly installments.

Equity Compensation. On May 20, 2014, each Non-employee Director serving as of that date, including Dr. Cunningham, received an award of 8,961 shares of restricted stock with an aggregate grant date fair market value of $100,005. Twenty-five percent of the shares of restricted stock so awarded vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2014 and February 20, 2015. It is anticipated that future compensation arrangements approved by the Board of Directors will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded on or about May 20 of each year.

Reimbursement of Expenses. All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board and committees (including travel expenses of spouses if they are invited by the Company).